LEASE

ARTICLE I

Fundamental Lease Provisions

1.1 Reference Subjects. Each reference in this Lease to any of the following subjects shall be construed to incorporate the information stated for that subject in this Section.

DATE:           June 7, 1996

PREMISES:       An office building of approximately 168,000 rentable square feet (the "Building"), together with associated parking and related site improvements, to be constructed on the lot described in Appendix A1 attached, all of which are the "Premises".

PARK:   The land and buildings thereon known as Wakefield Office Park more particularly shown on Appendix A2 attached.


LANDLORD:       WBAM LIMITED PARTNERSHIP

ORIGINAL ADDRESS OF LANDLORD:   c/o Beal & Company, Inc.
				    177 Milk Street
				    Boston, MA 02109

LANDLORD'S MANAGING AGENT:          Beal & Company, Inc.
				    177 Milk Street
				    Boston, MA 02109

TENANT:  Boston Technology, Inc., a Delaware corporation.

ORIGINAL ADDRESS OF TENANT:         100 Quannapowitt Parkway
				    Wakefield, MA

ESTIMATED INITIAL TERM COMMENCEMENT DATE:       12 months after commencement of
construction of Landlord's Work.

INITIAL TERM EXPIRATION DATE:   The date immediately preceding the 12th
anniversary of the Term Commencement Date (as defined in Section 2.4).

ANNUAL BASE RENT -- INITIAL TERM:

Lease Year  (1)Rent for Non-Storage Space  (2)Rent for Storage Space* TOTAL RENT(1+2)
1                 $2,798,880.00               $33,600.00            $2,832,480.00
2                 $2,798,880.00               $33,600.00            $2,832,480.00
3                 $2,881,200.00               $34,440.00            $2,915,640.00
4                 $2,881,200.00               $34,440.00            $2,915,640.00
5                 $2,963,520.00               $36,120.00            $2,999,640.00
6                 $2,963,520.00               $36,120.00            $2,999,640.00
7                 $2,963,520.00               $36,120.00            $2,999,640.00
8                 $3,128,160.00               $36,960.00            $3,165,120.00
9                 $3,128,160.00               $36,960.00            $3,165,120.00
10                $3,128,160.00               $36,960.00            $3,165,120.00
11                $3,292,800.00               $37,800.00            $3,330,600.00
12                $3,292,800.00               $37,800.00            $3,330,600.00

* At Tenant's election, up to 2% of the total rentable square footage within the Building may be used for storage purposes (the "Storage Space"). Rentable Square Feet will be as measured by Landlord based on the standards of the Building Owners and Managers Association. The Rent amounts listed in columns
(1) and (2) above assume Storage Space of 2%; however, if Tenant designates less than 2% of the Building as Storage Space, the Annual Base Rent shall be adjusted in accordance with the schedule set forth below by multiplying the applicable square footage for Non-Storage Space by the amount in column (A), multiplying the applicable square footage for Storage Space by the amount in column (B), and then totaling the column (A) and (B) products for each Lease Year.

Lease Year  (A)Rent Per Rentable Square Foot of Non-Storage Space (B)Rent Per Rentable Square Foot of Storage Space

1                $17.00                                             $10.00
2                $17.00                                             $10.00
3                $17.50                                             $10.25
4                $17.50                                             $10.25
5                $18.00                                             $10.75
6                $18.00                                             $10.75
7                $18.00                                             $10.75
8                $19.00                                             $11.00
9                $19.00                                             $11.00
10               $19.00                                             $11.00
11               $20.00                                             $11.25
12               $20.00                                             $11.25

EXTENSION TERMS:        Two (2), five (5) year terms.

ANNUAL BASE RENT -- EXTENSION TERMS:

Ninety percent (90%) of Fair Market Rent as determined pursuant to Section 4.1.3, but not less than the Annual Base Rent (including Annual Base Rent applicable to the Storage Space) payable during the year immediately preceding the Term Expiration Date for the First Extension Term and not less than the Annual Base Rent (including Annual Base Rent applicable to the Storage Space) payable during the last year of the First Extension Term for the Second Extension Term.

EXPANSION OPTIONS:      As stated in Section 2.7.

ANNUAL FIXED RENT --
EXPANSION SPACE:        Except as otherwise provided in Section 2.7, those
rates in effect as noted under Annual Base Rent -- Initial Term at the time expansion space is taken through the end of the Initial Term; and if the Term is extended, as provided above under Annual Base Rent -- Extension Terms.

SECURITY DEPOSIT:               Not applicable.

PARKING SPACES: 672 spaces consisting of surface and structured parking to be constructed substantially in accordance with Appendix C.

PERMITTED USES: General office use and all other uses permitted as of right under the Wakefield zoning bylaw.

RIGHTS TO PURCHASE/
RIGHT OF FIRST OFFER:   As stated in Section 2.6

PUBLIC LIABILITY INSURANCE:     $1,000,000 with umbrella coverage of
$10,000,000

BROKER:         Leggat, McCall/Grubb & Ellis

APPENDICES:             Appendix A1 -   Description of Premises
			Appendix A2 -   Park Plan
			Appendix A3 -   Description of Purchase Lot
			Appendix B -    Cleaning Specifications
			Appendix C -    Landlord's Work



ARTICLE II

Premises and Term

2.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises identified in Section 1.1, subject to and with the benefit of the terms, covenants and conditions of this Lease, and of rights, agreements, easements and restrictions of record applicable to the Premises, all of which Tenant shall perform and observe. Subject to the rules and regulations established by Landlord, Tenant shall have the appurtenant rights in common with others to use (a) the exterior walkways, sidewalks and driveways necessary for access to the Park and to the Premises; and (b) the lawns and landscaped areas in the Park suitable for recreational activities.

Landlord excepts and reserves the right from time to time (a) to install, use, maintain, repair, replace and relocate within the Premises, pipes, meters and other equipment, machinery, apparatus and appurtenant fixtures; and (b) to alter or relocate any entranceways, alter the shape and size of the lot constituting the Premises, or grant and relocate easements affecting the Premises (with Tenant's reasonable consultation), or other facilities (including without limitation all access driveways, walkways and parking areas) serving the Premises. Tenant shall be entitled to receive advance notice of Landlord's exercise of the foregoing rights and work undertaken pursuant to the foregoing rights shall be performed at reasonable times and in a manner so as not to interfere unreasonably with Tenant's conduct of its business in the Premises. Tenant shall have the right to object to the installation or relocation of utilities and improvements in the Premises pursuant to the foregoing rights if such utilities and improvements, once installed, will materially and adversely affect Tenant's conduct of its business in the Premises.

Landlord's rights to enter the Premises during the term, whenever set forth in this Lease (including access by regular cleaning personnel), shall, except in emergencies, be subject to Tenant's reasonable security procedures of which Landlord has been given advance written notice. Such security procedures may, without limitation, require that Landlord's employees, agents or contractors enter certain areas of the Premises only when accompanied by a representative of Tenant.

2.2 Acceptance of Premises. Tenant acknowledges that it has inspected the Premises and accepts the same subject to Landlord's obligation to perform Landlord's Work (as defined in Section 3.1 and Appendix C), it being expressly agreed that Landlord shall have no obligation, liability or risk whatsoever with regard to the Premises or their condition, except as expressly set forth herein. Tenant further acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranties, express or implied, concerning the Premises, their condition or this Lease.

2.3 Delay in Delivering Possession. . Landlord shall endeavor in good faith to deliver the Premises by the Estimated Initial Term Commencement Date, subject always to Section 8.4. If Landlord shall be unable to deliver possession of the Premises on the Estimated Initial Term Commencement Date stated in Section 1.1, then Landlord shall not be subject to any liability for the failure or delay in giving possession; but Tenant's obligation to pay Annual Base Rent and additional rent shall not commence until the Premises are delivered, unless Landlord's inability to deliver the Premises resulted from the action or inaction of Tenant, in which event, Tenant's obligation to pay Annual Base Rent and additional rent shall commence on the Estimated Initial Term Commencement Date. No such failure of Landlord to give possession shall in any respect affect the validity of this Lease (including the date on which the Term ends) or any of the obligations of Tenant except as provided in this
Section 2.3.

2.4 Term. This Lease is for an Initial Term which shall begin at 12:01 a.m. on the earlier to occur of the following (a) or (b), which date shall be the "Initial Term Commencement Date," and shall end at 12:00 midnight on the Initial Term Expiration Date set forth in Section 1.1.

(a) The date Tenant enters into possession of all or any portion of the Premises for the conduct of its business. (The event described in the prior sentence shall not be deemed to occur by virtue of the installation or testing of computers or other equipment or the installation of other property of Tenant in the Premises.)

(b)     The date the Premises are delivered as defined in Section 3.1.1.

2.5 Option to Extend. The Lease may be extended for the Extension Terms set forth in Section 1.1 by unconditional notice given at least 12 (but not more than 18) months prior to the end of the then expiring Term (determined without regard to the Extension Term being exercised), time being of the essence to such exercise, so long as at the time of such notice and at the beginning of the relevant Extension Term Tenant is not in material default.

2.6     Rights to Purchase/Right of First Offer.

2.6.1. Right of First Offer for the Purchase Lot. With respect to the vacant lot adjacent to the Premises more particularly shown on Appendix A3 attached (the "Purchase Lot"), for a period beginning with the execution of this Lease and ending twenty-four (24) months after the Term Commencement Date (the "Initial Purchase Lot First Offer Period"), Tenant shall have a right of first offer (the "Purchase Lot First Offer Right") on the following terms and conditions. Before marketing the Purchase Lot to the general public for either sale or development, Landlord shall notify Tenant in writing of the price and other material terms on which Landlord intends to market the property. Tenant shall have sixty days after receipt of such notice to accept Landlord's terms (which acceptance shall be accompanied by any deposit required), and forty-five days thereafter to conclude a binding agreement with Landlord. If Tenant fails timely to accept Landlord's terms, or accepts but the parties do not so conclude a binding agreement, then Landlord may conclude a transaction with a third party thereafter upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are no more favorable than the terms offered to Tenant. If Landlord so consummates such a transaction to a third party, then the Purchase Lot First Offer Right and Purchase Lot First Offer Period shall lapse and be of no further force and effect. If Landlord desires to enter into a transaction to a third party upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are more favorable than the terms offered to Tenant, then Landlord shall be required to repeat the process set forth above prior to consummating such a transaction, but Tenant shall have thirty days to accept such terms and fifteen days to enter into a binding agreement. By written notice to Landlord given no less than six months before the expiration of the Initial Purchase Lot First Offer Period, Tenant may elect to extend its Purchase Lot First Offer Right for an additional two (2) years at a cost of $100,000 per year payable from Tenant to Landlord in equal monthly installments as additional rent.

2.6.1. Right of First Offer for a Purchase Lot Building Lease. Tenant shall have a right of first offer to lease any future building which the Landlord may build upon the Purchase Lot (the "Future Building Lease First Offer Right") on the following terms and conditions. Before entering into a lease with a third party for a building to be built upon the Purchase Lot, Landlord shall notify Tenant in writing of the rent and other material terms on which Landlord intends to lease such building. Tenant shall have twenty days after receipt of such notice to accept Landlord's terms, and twenty days thereafter to conclude a binding lease with Landlord. If Tenant fails timely to accept Landlord's terms, or accepts but the parties do not so conclude a binding lease, then Landlord may conclude a lease with a third party thereafter upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are no more favorable than the terms offered to Tenant. If Landlord so consummates such a lease to a third party, then the Future Building Lease First Offer Right shall lapse and be of no further force and effect. If Landlord desires to enter into a lease to a third party upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are more favorable than the terms offered to Tenant, then Landlord shall be required to repeat the process set forth above prior to consummating such a transaction, but Tenant shall have ten days to accept such terms and ten days to enter into a binding agreement.

2.6.2. Right to Purchase the Purchase Lot. Tenant shall have the right to purchase the Purchase Lot by notice to Landlord at any time during the Initial Purchase Lot First Offer Period and any extension thereof as follows: The purchase price shall be $5,000,000 adjusted upward by the CPI Escalation (defined below) from the date upon which this Lease is executed. "CPI" shall mean the United States Bureau of Labor Statistics ("Bureau") Consumer Price Index for Urban Wage Earners and Clerical Workers, Boston Metropolitan Area, All Items (1982-84 = 100). If CPI is converted to a different standard reference base or otherwise revised, a determination of CPI Escalation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau or, if the Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by any nationally recognized publisher of statistical information, reasonably selected by Landlord. If CPI shall cease to be published, then there shall be substituted for CPI any substitute or successor index published by the Bureau or other governmental agency, or if no such index is published, then such other index published by any nationally recognized publisher of statistical information as Landlord shall reasonably select. CPI means the CPI most recently published prior to the date in question. "CPI Escalation" shall mean the increase, if any, in CPI from the date or period from which CPI is measured to the date or period to which CPI is to be measured, stated as a percentage. (The foregoing may be illustrated by the following example: Assume CPI for the initial date is 100; assume also that CPI for the date to which CPI is to be measured is 110. CPI Escalation for such period would be 10%.)

Closing on the purchase ("Closing") shall occur on the date specified in Tenant's notice, but in no event later than 30 days after Tenant gives its notice of exercise of its right to purchase the Purchase Lot. At the Closing Tenant shall pay to Landlord the balance (taking into account the deposit, if any) of the Purchase Price, in current U.S. exchange and by certified or bank check drawn on a Boston clearinghouse bank (or by federal funds wire transfer if Landlord so directs). At the Closing, Landlord shall deliver a quitclaim deed conveying Landlord's interest in the Purchase Lot, subject to existing laws, real estate taxes not yet due and payable, eminent domain takings, damage by casualty, matters which would be shown on a current survey, parties in possession and the encumbrance of this Lease (and any encumbrances arising hereunder), and any easements, rights or restrictions of record existing on the Commencement Date or permitted by Section 2.1. Should Landlord be unable to deliver such title at the Closing, then the Closing shall be extended for up to 60 days to permit Landlord to deliver such title (Landlord being under no obligation to expend any funds in excess of an amount equal to the deposit to deliver such title), and if at such extended Closing Landlord is still unable to perform, then at Tenant's election, either Tenant's obligation to purchase will cease (in which case the deposit will be refunded), or Tenant will accept such title as Landlord can then convey and shall pay the balance of the Purchase Price without deduction. Should Tenant fail to perform at the Closing, time being of the essence, then Landlord may retain the deposit as liquidated damages, and at Landlord's election at any time thereafter by written notice to Tenant, may also terminate this Lease effective upon the date set forth in a notice thereof from Landlord to Tenant. The parties intend that Tenant's right to purchase and right of first offer are personal to Tenant alone, shall not be assignable except to an assignee of Tenant's leasehold interest in a permitted transfer under Section 5.1.11, and that any transfer except to a transferee of a permitted transfer under Section 5.1.11 shall automatically render this purchase option immediately null and void.

2.6.3. Right of First Offer for the Premises. Tenant shall have a right of first offer to purchase the Premises (the "Premises First Offer Right") on the following terms and conditions. Before marketing the Premises to the general public for either sale or development, Landlord shall notify Tenant in writing of the price and other material terms on which Landlord intends to market the property. Tenant shall have sixty days after receipt of such notice to accept Landlord's terms (which acceptance shall be accompanied by any deposit required), and forty-five days thereafter to conclude a binding agreement with Landlord. If Tenant fails timely to accept Landlord's terms, or accepts but the parties do not so conclude a binding agreement, then Landlord may conclude a transaction with a third party thereafter upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are no more favorable than the terms offered to Tenant. If Landlord so consummates such a transaction to a third party, then the Premises First Offer Right shall lapse and be of no further force and effect. If Landlord desires to enter into a transaction to a third party upon terms which, taken in the aggregate and after allowance for respective creditworthiness of Tenant and such third party, are more favorable than the terms offered to Tenant, then Landlord shall be required to repeat the process set forth above prior to consummating such a transaction, but Tenant shall have thirty days to accept such terms and fifteen days to enter into a binding agreement. The parties intend that Tenant's Premises First Offer Right is personal to Tenant alone, shall not be assignable except to an assignee of Tenant's leasehold interest in a permitted transfer under Section 5.1.11, and that any transfer except to a transferee of a permitted transfer under Section 5.1.11 shall automatically render Tenant's Premises First Offer Right immediately null and void.

2.7 Landlord's Termination Right. If, despite its reasonable efforts, Landlord fails to receive either (i) all local, state, and other approvals required for construction of the Premises; or (ii) a binding commitment from a lender for financing of the Premises; then Landlord shall have the right to terminate this Lease by written notice to Tenant. In the event Landlord so terminates the Lease, all rights and obligations of the parties under the Lease shall terminate upon the date of such termination without further recourse by the parties.

2.8 Tenant's Termination Right. Subject to delays beyond its reasonable control as provided in Section 8.4, Landlord shall endeavor to meet the schedule for the events shown below (the "Benchmark Schedule"):

Event                                         Approval Date
1. Town of Wakefield Approvals       8 1/2 months after execution of the  Lease

2. Massachusetts Environmental
Protection Agency (MEPA)             11 months after execution of the  Lease

3. Massachusetts  Highway Department 12 1/2 months after execution of the  Lease

4. Construction Commencement         13  months after execution of the  Lease

If any event listed on the Benchmark Schedule does not occur by its scheduled time (as the same is extended by Section 8.4), then Landlord shall give written notice to Tenant of such failure. If Landlord does not cause the event in question to occur within fifteen (15) business days from the date of notice, then Tenant shall thereafter have the right at any time until such event occurs to terminate the Lease by written notice to Landlord. In the event Tenant so terminates the Lease, all rights and obligations of the parties under the Lease shall terminate upon the date of such termination without further recourse by the parties.

ARTICLE III

Landlord Work and Tenant Work

3.1 Landlord Work. Except as provided in Section 5.2 and in this Section 3.1, Landlord shall not be required to perform any work in connection with Tenant's occupancy of the Premises.

3.1.1 Construction. At its sole cost, Landlord shall diligently and expeditiously cause the Premises to be constructed substantially as described in the Improvement Plans defined in Appendix C, including the furnishing of all
signage therein provided for ("Landlord's Work").   Landlord's Work shall
comply with all building codes, laws and regulations applicable to such construction. The Premises shall be deemed delivered thirty days after notice from Landlord to Tenant of the estimated date of substantial completion so long as substantial completion has occurred on or before such date, and further provided that if Landlord has received a certificate of occupancy for less than all of the Premises, then, notwithstanding anything to the contrary contained herein, for such period until a certificate of occupancy has been received for the remainder of the Premises, Annual Base Rent -- Initial Term and any additional rent shall be proportionally abated, based on the square footage of the Premises for which a certificate of occupancy has not been received. "Substantial completion" shall mean the date Landlord has received a temporary or partial certificate of occupancy for the Premises and Landlord's Work is sufficiently complete that the Premises may be occupied for the intended uses, subject only to punch-list items that do not materially interfere with Tenant's occupancy. Punch-list items shall include finish items such as wall coverings, window treatments and the like which Landlord shall be unable, having exercised reasonable efforts, to obtain from suppliers without delay and for which Tenant elects not to accept available substitutes. Punch-list items shall be completed with reasonable diligence after substantial completion and as materials become available. Tenant's taking possession of the Premises shall be conclusive evidence that the Premises was substantially completed when Tenant took possession, subject to any agreed punch-list and to latent defects in Landlord's Work.

3.2  Tenant Work.

3.2.1 General. "Tenant Work" shall mean all work, including improvements, additions and alterations, performed by Tenant in or to the Premises other than the work set forth in Appendix C. Without limiting the generality of the foregoing, Tenant Work shall specifically include all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld or delayed in the case of non-structural alterations which do not reduce the value of the Premises, and shall be arranged and paid for by Tenant as provided herein. All Building fixtures and equipment shall be the property of Landlord, except that if Tenant's Work involves alterations that are special purpose (as determined by Landlord in its reasonable discretion at the time of Landlord's approval), then at Landlord's request, the same will be removed at Tenant's sole expense at the end of the Term. Tenant shall neither propose nor effect any Tenant Work (i) which might in any manner adversely affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs, or floor slabs), (ii) which might in any respect be incompatible with the electrical or mechanical components or systems of the Building, (iii) which might affect in any respect the exterior of the Building, (iv) which might diminish the value of the Premises for remodeling to any general purpose office use, (v) or which might require any unusual expense to re-adapt the Premises for any general purpose office use.
                            				       -65-
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
3.2.1.1 Identity. Tenant shall be permitted exterior signage on the Building and on the ground in the Park as allowed by applicable bylaws and codes. Tenant shall also have the right to install appropriate signage on the walls of the main lobby, elevator lobbies and entrance doors of the Building. All signage shall be subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed.

3.2.2 Construction Documents. No Tenant Work shall be effected except in accordance with complete, consistent, final construction drawings and specifications ("Construction Documents") approved in advance by Landlord in writing, which approval shall not be unreasonably withheld or delayed. The Construction Documents shall be prepared by an architect ("Tenant's
Architect") experienced in the construction of tenant space improvements in buildings in the greater Boston area and approved by Landlord in writing.
Tenant shall be solely responsible for the liabilities of and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents approved by Landlord, even if Tenant's Architect has been otherwise engaged by Landlord in connection with the Building. The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work (including all architectural, mechanical, electrical and structural drawings and detailed specifications), shall be fully coordinated with one another and with field conditions as they exist in the Premises and elsewhere in the Building, and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant and Tenant's Architect, jointly and severally, that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes and engineering or architectural design standards,
(ii) does not adversely affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs or floor slabs), (iii) is in all respects compatible with the electrical and mechanical components and systems of the building, (iv) does not affect the exterior of the Building) (v) conforms to floor loading limits, (vi) and with respect to all materials, equipment and special designs, processes, or products, does not, to the knowledge of Tenant, infringe on any patent or other proprietary rights of others. Landlord's approval of Construction Documents shall only signify Landlord's consent to the Tenant Work shown thereon and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, coordination of any aspect of the Tenant Work with any other aspect of the Tenant Work or any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant, unless caused by the negligence of Landlord.
                            				       -66-
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
3.2.3 Performance of Tenant Work. The identity of any person or entity (including any employee or agent of Tenant) performing any Tenant Work ("Tenant Contractor") shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. Once any Tenant Contractor has been approved, then the same may thereafter be used by Tenant until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure all necessary governmental permits, licenses and approvals before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant's risk in compliance with all applicable laws, codes and regulations and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached hereto as Appendix D and such other insurance as may be required by Landlord covering any additional hazards due to such Work. It shall be a condition of Landlord's approval of any Tenant Work that certificates of such insurance , issued by responsible insurance companies qualified to do business in Massachusetts and reasonably approved by Landlord, shall have been deposited with Landlord, that Tenant has provided Tenant's certification of the insurable value of the work in question for casualty insurance purposes, and that all of the other conditions of the Lease have been satisfied. Tenant shall reimburse Landlord's reasonable costs of reviewing proposed Tenant Work and inspecting installation of the same. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and policies relating to such work of the City. In performing Tenant Work, each Tenant Contractor shall comply with Landlord's reasonable requirements relating to the time and methods for such work, use of delivery elevators and other Building facilities; and each Tenant Contractor shall not unreasonably interfere or disrupt any other tenant or other person using the Building. Each Tenant Contractor shall in all events work on the Premises without causing labor disharmony, coordination difficulties, or delay or impair any guaranties, warranties or obligations of any contractors of Landlord. If any Tenant Contractor uses any Building services or facilities, such Contractor, jointly and severally with Tenant, shall agree to reimburse Landlord for the cost thereof based on Landlord's schedule of charges established from time to time (and if no such charges have been established, then based on Landlord's reasonable charge established at the time). Each Tenant Contractor shall, by entry into the Building, be deemed to have agreed to indemnify and hold the Indemnitees harmless from any claim, loss or expense arising in whole or in part out of any act or neglect committed by such person while in the Building, to the same extent as Tenant has so agreed in this Lease, the indemnities of Tenant and Tenant Contractor to be joint and several.

3.2.4 Payment for Tenant Work. Tenant shall pay the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials. If any mechanic's lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Premises or the Building or any part thereof which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall promptly discharge the same by payment or filing any necessary bond within 10 days after Tenant has notice (from any source) of such mechanic's lien. Tenant shall indemnify and hold harmless Landlord from and against all loss, cost, damage (including consequential damages) and expense (including reasonable attorneys fees) arising out of any mechanics lien filed against the Premises or the Building or any part thereof which is claimed to be attributable to Tenant, its agents, employees or contractors. Landlord may, as a condition of its approval of any Tenant Work with a cost in excess of $25,000, require Tenant to deposit with Landlord a bond, letter of credit or other similar security in the amount of Landlord's reasonable estimate of the value of such Work securing Tenant's obligations to make payments for such Work.

ARTICLE IV
Rent

4.1.1 Annual Base Rent. Annual Base Rent during the Term shall be the amount of Annual Base Rent set forth in Section 1.1 for the Lease Year in question.

4.1.2  Alternative Annual Base Rent.  Notwithstanding the provisions of
Section 4.1.1, by written notice to Landlord on or before 120 days from the date this Lease is executed, Tenant may elect to defer its occupation of a block of 25,000 rentable square feet of office space in the Building (the "Banked Space") for one year (Tenant's "Banked Space Right"). Tenant's exercise of its Banked Space Right shall not affect its obligation to pay rent for the entirety of the Premises, including the Banked Space; however, if Tenant exercises its Banked Space Right, then the Annual Base Rent set forth in
Section 1.1 shall be recalculated in accordance with the following rent schedule by multiplying the applicable square footage for Non-Storage Space (including the Banked Space) by the amount in column (C), multiplying the applicable square footage for Storage Space by the amount in column (D), and then totaling the column (C) and (D) products for each Lease Year.

Lease Year(C)Rent Per Rentable Square Foot (D)Rent Per Rentable Square Foot
		      of Non-Storage Space         of Storage Space(of up to 2%)
1                          $14.50                               $10.00
2                          $17.50                               $10.00
3                          $17.50                               $10.25
4                          $18.00                               $10.25
5                          $18.50                               $10.75
6                          $18.50                               $10.75
7                          $18.50                               $10.75
8                          $19.50                               $11.00
9                          $19.50                               $11.00
10                         $19.50                               $11.00
11                         $20.50                               $11.25
12                         $20.50                               $11.25

Tenant's exercise of its Banked Space Right shall not in any way affect its obligation to pay the full amount of additional rent set forth in Sections 4.3.1 and 4.4.1.

4.1.3. Annual Base Rent -- Extension Term. If the Term is extended for the Extension Term, then Annual Base Rent will be as set forth in Section 1.1.
Fair Market Rent for the Premises during the Extension Term, for the purpose of calculating Annual Base Rent -- Extension Term under Section 1.1, shall be ascertained as follows: Not later than nine months prior to the end of the expiring term Landlord shall give written notice to Tenant setting forth Landlord's determination of fair market rent for each of the Lease years of the Extension Term in question (which may be different from year to year). Within one (1) month following Landlord's notice Tenant shall either propose its determination of fair market rent by giving notice thereof to Landlord or shall accept Landlord's determination. Failure on the part of Tenant to give such notice of its determination shall bind Tenant to Landlord's determination.
If Tenant proposes its determination of fair market rent, then Landlord and Tenant shall meet for the purpose of reaching agreement. If the parties have been unable to reach agreement by the beginning of the sixth month next preceding the end of the expiring Term, then Landlord shall give notice to Tenant of an appraiser whom Landlord designates to ascertain such rent. If within 10 days of such notice Tenant objects to such person then Tenant shall give notice to Landlord and designate another appraiser (and failure so to notify Landlord shall bind Tenant to the appraiser designated by Landlord). Both such appraisers shall meet and within 10 days after the designation by Tenant of the second appraiser shall designate a third appraiser. Each appraiser shall within 30 days of the designation of the third appraiser ascertain fair market rent. The fair market rent for purposes of determining Annual Base Rent during the relevant Extension Term shall equal the average of the determinations of the three appraisers, provided that if the determination by any appraiser is not within fifteen percent (15%) of the average of the three appraisers, then such determination shall be disregarded. (If the two appraisers fail to designate the third appraiser within such time, then either Landlord or Tenant may request the then President of the Greater Boston Real Estate Board, or successor organization to designate the third appraiser; and if such person fails to designate a third appraiser within 30 days, then either Landlord or Tenant may request the American Arbitration Association, Boston Office to designate the third appraiser.) Any appraiser designated shall have had at least 10 years experience in the leasing, ownership or management of 1,000,000 or more square feet of floor area of office buildings similar in character to the Premises and shall be a member of A.S.R.E.C. (or successor professional organization) and duly qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction.

Fair market rent shall be the Annual Base Rent which a willing tenant would pay to lease the Premises for each year of the Extension Term in question under terms and conditions substantially the same as those of this Lease, with the Premises considered free and clear of this Lease and as though then available for single or multiple occupancies for the Permitted Uses (or any higher and better use then being made by Tenant, the mix of any multiple occupancies being what is then customary in light of good real estate practice) in the condition in which Tenant is required to maintain the Premises (or if in Landlord's reasonable judgment Tenant Work has been installed which adversely affects rental value and Landlord has the right to have Tenant remove such Work at the termination of the Term, then as though such Tenant Work were removed), based on rentals for comparable space over a comparable period with appropriate adjustments made to such rentals as necessary to establish comparability, and with rental historically paid under this Lease disregarded.

If the parties do not agree in writing on such rent, then the written opinion of fair market rent of the appraiser so chosen shall conclusively establish such rent ("Fair Market Rent"). Both parties shall have the opportunity to present evidence in accordance with reasonable procedures prescribed by the appraiser, and the fee of the appraiser giving his or her written opinion shall be paid equally by the parties. If Landlord should delay in giving the notice which begins the valuation procedures of this paragraph, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Base Rent payable during the Extension Term; but until such procedures are completed Tenant shall pay on account of Annual Base Rent at the rate established for Annual Base Rent for the last twelve months of the expiring term (and upon Fair Market Rent being established shall pay the same within 10 days retroactively to the beginning of the Extension Term in question).

4.2.1 Method of Payment. Tenant covenants and agrees to pay the Annual Base Rent to Landlord in advance in equal monthly installments on the first day of each calendar month during the Term beginning on the Commencement Date. "Lease year" shall mean the twelve month period following the Commencement Date (unless the Commencement Date is other than the first day of a month, in which case "Lease year" shall mean the twelve month period following the initial partial month). Tenant shall make ratable payment of Annual Base Rent for any portion of a Lease year (or month) in which the same accrues, all payments of Annual Base Rent and additional rent and other sums due hereunder to be paid in current U.S. exchange at the Original Address of Landlord or such other place as Landlord may by notice in writing to Tenant from time to time direct, without demand and without set-off or deduction.

Without limiting the generality of the foregoing, Tenant's obligation so to pay shall not be discharged or otherwise affected by reason of the application of any law or regulation now or hereafter applicable to the Premises, or any other restriction of or interference with the use thereof by Tenant, or (except as and to the extent expressly provided herein) any damage to or destruction of the Premises by casualty or taking, or on account of any failure by Landlord to perform hereunder or otherwise, or due to any other occurrence; nor (except as expressly provided herein) shall Tenant ever be entitled and Tenant hereby waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant shall, however, have and maintain, subject to the provisions hereof, the right to seek and obtain from time to time judgments for direct money damages occasioned by Landlord's breach of the covenants of this Lease, including, without limitation, any breach by Landlord which could have given rise to a claim of constructive eviction but for the provisions of the foregoing sentence.

4.2.2 Net Return to Landlord. It is intended that Annual Base Rent, additional rent and all other rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever (excepting Landlord's financing payments and federal and state income taxes), and all provisions hereof shall be liberally construed in terms of such intent.

4.3.1 Additional Rent -- Landlord's Taxes. Tenant covenants and agrees to pay to Landlord, as additional rent, all of Landlord's Taxes (hereafter defined) for each fiscal tax period, or ratable portion thereof, included in the Lease Term in monthly installments on the first day of each month in amounts reasonably estimated from time to time by Landlord to provide for the fully payment of Tenant's obligation with respect to Landlord's Taxes on the date such taxes are due. Tenant shall furnish to Landlord all original bills relating to any Landlord's Taxes within five days after Tenant's receipt thereof. Without implying that other covenants do not survive, the covenants of this Section shall survive the Term.

4.3.2 Landlord's Taxes - Definition. "Landlord's Taxes" shall mean all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Premises (including any so-called linkage, impact or voluntary betterment payments), and all penalties and interest thereon (if due to Tenant's failure to make timely payments on account of Landlord's taxes), assessed or imposed against the Premises or the property of which the Premises are a part (including without limitation any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), or upon Landlord by virtue of its ownership thereof ("Landlord's Taxes"), other than a federal or state income tax of general application. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Commencement Date) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term Landlord's Taxes.

Landlord's Taxes include reasonable expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reductions or to assure maintenance of Landlord's Taxes for any tax fiscal year wholly or partially included in the Term, whether or not successful and whether or not such efforts involve filing of actual abatement applications or initiation of formal proceedings; provided that the expenses related to an abatement application shall not be included in Landlord's Taxes if such application is unsuccessful unless Tenant consented to the filing of the abatement application. Tenant shall have the right, subject to Landlord's reasonable approval, to pursue a tax abatement and Landlord shall cooperate in such endeavor, provided that Tenant pays Landlord's out-of-pocket expenses in connection with such cooperation.

4.4.1 Additional Rent - Operating Expenses. Tenant covenants and agrees to pay to Landlord, as additional rent, all of the Landlord's Operating Expenses (hereafter defined) for the Premises for each of Landlord's fiscal years, or ratable portion, included in the Term. Such additional rent shall be payable in monthly installments on the first day of each month in advance, based on amounts reasonably estimated from time to time by Landlord, and with a final payment adjustment between the parties within 14 days after Landlord provides Tenant a statement of Landlord's Operating Expenses for Landlord's most recent fiscal year.

4.4.2 Landlord's Operating Expenses - Definition. "Landlord's Operating Expenses" means (a) all costs paid or incurred in servicing, operating, managing, maintaining, and repairing the Premises and the land, facilities and appurtenances thereto; and (b) Tenant's ratable share of Landlord's costs paid or incurred in servicing, operating, managing, maintaining, and repairing the areas in the Park available for use by Tenant in common with others (ratable meaning the ratio of Rentable Square Feet of the Building to the total rentable square feet of all buildings from time to time existing in the Park). Landlord's Operating Expenses include without limitation the costs of the following:
(i) supplies, materials and total wage and labor costs and all costs and expenses of independent contractors paid or incurred on account of all persons engaged in the operation, maintenance, security, cleaning and repair of the Premises and the land, facilities and appurtenances thereto, including social security, unemployment compensation, pension, vacation, sick pay and other so-called "fringe benefits"; (ii) services furnished generally to tenants of the Park by Landlord; (iii) utilities consumed and expenses incurred in the operation of the Premises and the land, facilities and appurtenances thereto;
(iv) casualty, liability, workmen's compensation and all other insurance expenses (including the amount of any commercially reasonable deductible in the event of an insured loss), all insurance to be in such amounts and insuring against such risks as Landlord or Landlord's mortgagee may reasonably require from time to time; (v) snow removal, planting, landscaping, grounds and parking operation, maintenance and repair expenses; (vi) management fees of 2.5%, and fees for required licenses or permits; and (vii) rental or reasonable depreciation of equipment used in the operation of the Building and the land, facilities and appurtenances thereto, and personal property taxes assessed upon such equipment. In addition, if Landlord from time to time repairs or replaces any existing improvements or equipment or installs any new improvements or equipment to the Building that Landlord reasonably anticipates will result in a savings in Landlord's Operating Expenses or are required by laws coming into being after the date of this Lease (including without limitation energy conservation improvements or other improvements), then the cost of such items amortized over their reasonable life, together with an actual or imputed interest rate (at the level then being charged by institutional first mortgagees for new permanent first mortgage loans on buildings in the area which are similar to the Building) shall be included in Operating Expenses. Costs and expenses referred to in this Section shall be ascertained in accordance with generally accepted accounting principles, including allowance for appropriate reserves, and allocated to appropriate fiscal periods on the accrual method of accounting.

Landlord shall prepare annually during the Term a budget of Landlord's Operating Expenses. A copy of the budget for each calendar year shall be delivered by Landlord to Tenant by November 1 of the previous calendar year during the Term. Tenant may thereafter consult with Landlord with respect to such budget and Tenant shall have the right reasonably to require Landlord to obtain competitive bids for particular budget items. In addition to the foregoing, Landlord shall cause to be kept books and records showing Landlord's Operating Expenses in accordance with a good and appropriate system of account and accounting practices and such books and records shall be made available to Tenant on reasonable notice for inspection.

If Landlord incurs expenses of periodic testing to assure that the Premises and surrounding land are free of hazardous materials, agents or substances and to assure compliance with codes, regulations and laws, which testing is performed by Landlord in response to a reasonable belief that Tenant or Tenant's agents, employees or contractors may have caused a release of hazardous materials, agents or substances or an event of noncompliance with codes, regulations or laws, then such testing expenses shall be paid for by Tenant if Tenant is determined to have caused such a release or noncompliance.

ARTICLE V

Additional Covenants

5.1 Tenant's Covenants. Except as otherwise provided in Section 5.2, Tenant covenants that at all times during the Term and such further time as Tenant
(or persons claiming by, through or under it) occupies the Premises or any part thereof, it shall perform and observe the following conditions, all at its sole cost and expense:

5.1.1 Utilities and Services. Except for Landlord's Work, Tenant shall provide and pay all charges and deposits for gas, water, sewer, electricity, and other energy, and utilities used or consumed on the Premises during the Term which now or hereafter serve the Premises. Landlord shall be under no obligation whatsoever to furnish any such services to the Premises, and shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of the same.

5.1.2 Maintenance. Tenant shall maintain, repair and secure the Premises, all improvements and appurtenances thereto, all access areas thereof, and all utilities, facilities, installations and equipment used in connection therewith, and shall pay all costs and expenses of so doing, keeping the Premises in good order, repair and condition, reasonable wear and tear, and damage by casualty and taking (to the extent Provided in Article VI only) excepted. Without limiting the generality of the foregoing, Tenant shall keep all interior walls, floor surfaces and coverings, glass, windows, doors, partitions, all fixtures and equipment, utilities, pipes and drains and other installations used in connection with the Premises in such good order, repair and condition and shall provide all painting and floor covering to the Premises.

5.1.3 Use and Compliance with Law. Tenant shall use the Premises continuously and uninterruptedly only for the Permitted Uses set forth in Section 1.1, and then only as permitted under laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and environmental laws and regulations, and shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant's use of the Premises or Tenant's signs thereon, foreseen or unforeseen, and whether or not the same necessitate structural or other extraordinary changes or improvements to the Premises or interfere with its use and enjoyment of the Premises, and shall keep the Premises equipped with adequate safety appliances and comply with all requirements, reasonable in light of the use Tenant is making of the Premises, of insurance inspection or rating bureaus having jurisdiction. Landlord shall not unreasonably withhold approval of improvements to the Premises, including structural improvements, required by laws applicable to Tenant's use of the Premises. If Tenant's use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord's notice to Tenant of such increase Tenant shall pay the same to Landlord upon demand as additional rent. Tenant shall, in any event, indemnify and save Landlord harmless from all loss, claim, damage, cost or expense (including reasonable attorneys' fees of counsel of Landlord's choice against whom Tenant makes no reasonable objection) on account of Tenant's failure so to comply with the obligations of this Section (paying the same to Landlord upon demand as additional rent). Landlord, as part of Landlord's Work, has undertaken to cause the Building access to be in compliance in all material respects with the Americans with Disabilities Act (42 U.S.C. sec.12101) ("ADA"). Tenant shall be responsible for compliance in all material respects with the ADA within the Premises. Landlord shall be responsible for the compliance of the Premises with applicable building, zoning, and fire codes as of the Commencement Date, provided that such compliance is not required by Tenant's particular use of the Premises. Landlord shall also be responsible for compliance, if required by law, with any changes occurring after the date of Lease execution to applicable building, zoning, and fire codes, provided that such compliance is not required by Tenant's particular use of the Premises. Except as set forth in the preceding sentence, Tenant shall bear the sole risk of all present or future laws affecting Tenant's use of the Premises or appurtenances thereto, and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant's use thereof resulting from the enforcement of laws.
Tenant shall conform to all reasonable rules and regulations from time to time promulgated by Landlord for the operation, care and use of the Building and appurtenant improvements and areas in which Tenant is granted rights of use by the terms of this Lease. Landlord shall give Tenant notice of any such rules and regulations promulgated by Landlord.

5.1.4 Liens and Encumbrances. Tenant shall not create or suffer, shall keep Landlord's property, the Premises and Tenant's leasehold free of, and shall promptly remove and discharge, any lien, notice of contract, charge, security interest, mortgage or other encumbrance which arises for any reason, voluntarily or involuntarily, as a result of any act or omission by Tenant or persons claiming by, through or under Tenant, or any of their agents, employees or independent contractors, including without limitation liens which arise by reason of labor or materials furnished or claimed to have been furnished to Tenant or for the Premises.

5.1.5 Indemnity. Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, facilities and installations now or hereafter thereon, and all liabilities, including without limitation tort liabilities, incident thereto; and Tenant shall indemnify, save harmless and defend Landlord its partners, mortgagees, agents, employees, independent contractors, invitees and other persons acting under Landlord (collectively "Indemnitees") from all liability, claim or cost (including reasonable attorneys' fees of counsel of an Indemnitee's choice against whom Tenant makes no reasonable objection) arising in whole or in part out of any injury, loss, theft or damage (except if such is due solely and directly to the negligence of Landlord or its employees) to any person or property while on or about the Premises, or in transit thereto or therefrom, or out of any condition within the Premises, or arising out of any breach of any Lease covenant, or from any act or omission of Tenant or persons claiming by, through or under Tenant, or any of their agents, employees, independent contractors, or invitees (paying the same to Landlord upon demand as additional rent). The provisions of this Section shall survive the Term of this Lease, but shall apply only to liabilities, claims and costs arising out of actions or events occurring during the Term.

5.1.6 Landlord's Right to Enter. Landlord and its agents or employees may upon reasonable notice enter the Premises during business hours (and in case of emergency at any time) for the purpose of performing repairs or replacements, or exercising any of the rights reserved to Landlord herein, or securing or protecting Landlord's property or the Premises, or removing any alterations or additions not consented to by Landlord, and similarly upon reasonable notice may show the Premises to prospective purchasers and lenders, and during the last 12 months of the Term to prospective tenants. Except in case of emergency, Landlord shall be subject in entering the Premises to reasonable security conditions, if any, set forth by Tenant in writing to Landlord and shall exercise its rights hereunder so as to minimize any material adverse affect on Tenant's conduct of its business in the Premises.

5.1.7 Personal Property at Tenant's Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description which, during the occupancy of the Premises by Tenant (or persons claiming by, through or under Tenant) may be on the Premises or elsewhere on Landlord's property, shall be at the sole risk and hazard of Tenant. Except to the extent such damage is caused by Landlord or its employees, Landlord shall not be liable for, and Tenant expressly waives all claims against Landlord, its agents and employees, for damage to person or property sustained by Tenant, or any person claiming by, through or under Tenant, resulting from any accident or occurrence in or on the Premises or the property of which the Premises are a Part, including but not limited to, claims for damage resulting from water, wind, ice, steam, explosion or otherwise, or from the rising of water or the leakage or bursting of water pipes, steam pipes, gas pipes, the sprinkler system or other pipes, or from theft, vandalism, lack of repair, defect, structural or non-structural failure, or from any other cause whatsoever, and except only to the extent provided above in this Section, no part of said loss or damage shall be charged to or borne by Landlord or Landlord's agents or employees.

5.1.8 Overloading, Nuisance, Etc. Tenant shall not, either with or without negligence, injure, overload, deface, damage or otherwise harm Landlord's property, the Premises or any part or component thereof; commit any nuisance; permit the emission of any hazardous agents or substances; allow the release or other escape of any biologically or chemically active or other hazardous substances or materials so as to impregnate, impair or in any manner affect, even temporarily, any element or part of Landlord's property or the Premises, or allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials; nor shall Tenant bring onto the Premises any such materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials (the identity of all such substances and materials, if any, so used on the date hereof being set forth in a separate letter received by Landlord before the date of this Lease); permit the occurrence of objectionable noise or odors; or make, allow or suffer any waste whatsoever to Landlord's property or the Premises. Landlord may inspect the Premises from time to time, and Tenant will cooperate with such inspections. Without limitation, hazardous substances shall include such substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. and the regulations adopted thereunder, and hazardous materials shall include such materials described in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.; in the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21, and the Massachusetts Oil and Hazardous
Material Release Prevention Act, as amended, M.G.L. Chapter 21 E, and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence or absence of hazardous materials on the Premises or land pertaining thereto.
In all events, Tenant shall indemnify Landlord and mortgagees in the manner elsewhere provided from any release of hazardous materials on the Premises or in the Park by Tenant, by Tenant's employees, agents or contractors or by those claiming by, through or under Tenant. (At the request of Landlord, Tenant will from time to time confirm such indemnity to mortgagees directly with such mortgagees.) Landlord shall indemnify Tenant from any past or future release of hazardous materials on the Premises or in the Park by Landlord, by Landlord's employees, agents or contractors.

5.1.9 Yield Up. At the expiration or earlier termination of this Lease, Tenant (and all persons claiming by, through or under it) shall, without the necessity of any notice, surrender the Premises (including all Tenant Work and all replacements thereof, except Tenant's trade fixtures and personal property and except such additions, alterations and other Tenant Work as Landlord may direct to be removed, which shall be removed by Tenant and the Premises restored to their pre-existing condition) and all keys to the Premises, remove all of its trade fixtures and personal property not bolted or otherwise attached to the Premises (and such trade fixtures and other property bolted or attached to the Premises as Landlord may direct), and all Tenant's signs wherever located, in each case repairing damage to the Premises which results in the course of such removal and restoring the Premises to a fully functional and tenantable condition (including the filling of all floor holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles). Tenant may, at the time Tenant requests approval of any Tenant Work, ask Landlord whether such Tenant Work will be required to be removed at the expiration of the Term. If Landlord does not indicate in response to such an inquiry that such Tenant Work will be subject to removal, then Landlord may not require its removal at the expiration of the Term.
Tenant shall yield up the Premises broom-clean and in good order, repair and condition, reasonable wear and tear and damage by casualty and taking (to the extent provided in Article VI only) excepted. Any property not so removed within thirty (30) days after the expiration or termination of the Lease shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay to Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs to the Premises.

5.1.10 Holding Over. If Tenant (or anyone claiming by, through or under Tenant) shall remain in possession of the Premises or any part thereof after the expiration or earlier termination of this Lease with respect to any portion of the Premises without any agreement in writing executed with Landlord, the person remaining in possession shall be deemed a tenant at sufferance, Tenant shall thereafter pay Annual Base Rent at one and one-half times the amount payable for the twelve month period immediately preceding such expiration or termination and with all additional rent payable and covenants of Tenant in force as otherwise herein provided, and Tenant shall be liable to Landlord for all damages arising from such breach, including consequential damages with respect to any portion of the Premises committed to a successor tenant if Landlord has notified Tenant that Landlord has a successor tenant for all or a portion of the Premises. After acceptance of the full amount of such rent by Landlord the person remaining in possession shall be deemed a tenant from month-to-month at such rent and otherwise subject to and having agreed to perform all of the provisions of this Lease, but Landlord will not be deemed to have relinquished any claims for damages, which shall not be unreasonably withheld, conditioned or delayed.
                            				       -77-
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
5.1.11 Assignment, Subletting. Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or advertise the Premises for assignment or subletting or permit the occupancy of all or any portion of the Premises by anybody other than Tenant (all of the foregoing actions are sometimes collectively referred to as a "transfer") without obtaining, on each occasion, the prior consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. A transfer shall include, without limitation, any transfer of Tenant's interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, or any liquidation of Tenant or a substantial part of Tenant's assets. Notwithstanding the foregoing, a transfer shall not include a merger or consolidation of Tenant into any other firm or corporation if the resulting firm or corporation is as a matter of law directly and primarily liable to Landlord hereunder and if the resulting firm or corporation has a net worth at least equal to the net worth of Tenant prior to such merger or consolidation. Any transfer which relates to 75% or greater of the rentable square footage of the Premises shall have the effect of terminating the Rights to Purchase and Right of First Offer contained in Section 2.6 of this Lease.

Tenant shall not offer to make or enter into negotiations with respect to a transfer to (i) any tenant (or any affiliate of such tenant) in the Park, in Ledgemont Research Park or in any building within a 10 mile radius in which, to Tenant's knowledge, principals of The Beal Companies hold ownership interests; (ii) any party with whom, to Tenant's knowledge, Landlord is then negotiating with respect to space in the Park or Ledgemont Research Park; or
(iii) any party which would be of such type, character or condition as to be inappropriate as a tenant for a first class office building. If Tenant proposes a transfer of this Lease or a sub-letting of 75% or greater of the rentable square footage of the Premises, Landlord may elect by written notice to Tenant to terminate this Lease contingent upon the proposed transferee becoming directly obligated to Landlord upon such proposed terms; and upon the proposed assignee or sub-tenant so obligating itself, Tenant shall thereafter be free of further obligation hereunder. Tenant shall have the right to assign the Lease to an affiliated company, provided such company has an equal or better financial condition in Landlord's reasonable opinion, than Tenant. If Tenant does transfer with Landlord's consent, and if the consideration, rent, or other charges payable to Tenant under such transfer (net of the cost of brokerage commissions and of any tenant work allowance or other concession granted by Tenant to the transferee, amortized over the term of the assignment or sublease) exceed the rent and other charges to be paid hereunder (pro-rated based on floor area in the case of a sub-letting, license or other occupancy of less than the entire floor area of the Premises in question), then Tenant shall pay to Landlord, as additional rent, fifty percent (50%) the amount of such excess when and as received. Without limiting the generality of the foregoing, any lump-sum payment or series of payments due (including for the purchase of so-called leasehold improvements) on account of any transfer shall be deemed to be in excess of rent and other charges in its or their entirety.
                            				       -78-
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
Notwithstanding any transfer of this Lease, Tenant's (and any guarantor's) liability to Landlord shall in all events remain direct and primary. In the case of any requested consent to a transfer, Tenant shall deliver to Landlord at the time thereof (i) a true and complete copy of the proposed instrument containing all of the terms and conditions of such transfer, and (ii) a written agreement of the assignee, sub-tenant or licensee, in recordable form reasonably approved by Landlord, agreeing with Landlord to perform and observe all of the terms, covenants and conditions of this Lease. Tenant shall pay to Landlord, as additional rent, Landlord's reasonable attorneys' fees in reviewing any transfer contemplated by this Section, whether or not Landlord consents to the same.

Any transferee of all or a substantial part of Tenant's interest in the Premises shall be deemed to have agreed directly with Landlord to be jointly and severally liable with Tenant for the performance of all of Tenant's covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be subject to the default provisions). Landlord may collect rent and other charges from such transferee (and upon notice such transferee shall pay directly to Landlord) and apply the net amount collected to the rent and other charges herein reserved, but no transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant or any guarantor from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any transfer shall not relieve Tenant from the obligation of obtaining the express consent of Landlord to any modification of such transfer or a further assignment, subletting, license or occupancy; nor shall Landlord's consent alter in any manner whatsoever the terms of this Lease, to which any transfer at all times shall be subject and subordinate.

5.2 Building Services. Landlord shall furnish the services and utilities hereafter described as part of Landlord's Operating Expenses. Tenant may obtain additional services from time to time if the same are obtainable by Landlord upon reasonable advance request, or Landlord may furnish the same without request if Landlord determines that Tenant's use or occupancy of the Premises necessitates the same; and in either case Tenant shall pay for the same at reasonable rates from time to time established by Landlord upon demand as additional rent. Landlord's obligation shall be subject to the other provisions of this Lease, reasonable wear and tear and damage caused by or resulting from the acts or omissions of Tenant or its transferees (or their agents, employees, invitees and independent contractors), fire, casualty or eminent domain takings.

5.2.1 Landlord's Maintenance. Landlord shall reasonably maintain, in a manner consistent with the maintenance standards generally applicable in first-class quality office buildings in the Boston area competitive with the Building, the foundations, exterior walls, masonry, structural floors and roof, the plumbing, heating, ventilating and air conditioning systems, the elevators , and the exterior walkways, sidewalks, driveways and parking areas referred to in
Section 2.1; but in no event shall Landlord be obligated to repair glass, windows or doors of the Premises, whether interior or exterior (which responsibility shall be Tenant's).

5.2.2 Grounds Maintenance/Snow Removal. Landlord shall reasonably maintain and landscape the grounds adjacent to the Building; shall reasonably maintain the walkways, driveways and parking areas referred to in Section 2.1 (including maintenance of the lighting incidental thereto and striping of the parking areas) and shall remove snow from such walkways, driveways and parking areas.
                            				       -79-
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
5.2.3 Security. Landlord shall provide reasonable security services for the Building. Such security services will include (i) perimeter card access into the Building using a system of individual magnetic badges with time and date recording of individual identities and lock-out capability; (ii) an alarm system for all access doors not equipped with perimeter card access; and
(iii) security guards during appropriate hours. Landlord shall consult with Tenant at the beginning of the Term and from time to time during the Term in an effort (i) to adjust the security services for the Building to meet Tenant's reasonable security needs and (ii) to determine appropriate security and access policies regarding Quannapowitt Parkway and other Park driveways. Landlord may fulfill its obligations under this Section 5.2.3 by contracting with a security service, provided that the identity of such security service shall be approved by Tenant in its reasonable discretion; and in no event will Landlord be liable to Tenant for any act or omission of any security service approved by Tenant. At any time during the Term, upon written notice to Landlord of not less than 60 days, Tenant may elect to perform or to contract for such security services directly, in which event Landlord's Operating Expenses shall be adjusted accordingly.

5.2.4 Elevator, Heat, and Cleaning. Landlord shall: (i) provide exclusive elevator facilities ; (ii) furnish heat to the Premises during the normal heating season on Mondays through Fridays excepting legal holidays (legal holidays shall consist of ten days to be agreed upon by Landlord and Tenant on an annual basis) from 8:00 a.m. to 6:00 p.m. (such hours on such days being referred to as "business days", provided that such hours and days may be modified from time to time at Tenant's request), and on any other days upon Tenant's request; and (iii) cause the office areas of the Premises to be reasonably cleaned provided the same are maintained and kept in good order by Tenant. Cleaning specifications for the Building are attached hereto as Appendix B. Landlord may from time to time modify such cleaning specifications provided that Tenant is given notice thereof and provided that such specifications shall in no event be modified in such a way as to fall below cleaning standards generally applicable in first-class quality office buildings in the Boston area competitive with the Building. Landlord shall provide trash removal from the Building.

5.2.5 Air-Conditioning. Tenant shall be entitled to use such air-conditioning equipment, as may be installed on the Premises in accordance with Appendix C.
If Tenant requires additional air-conditioning, for business machines
(including computers and computer terminals), meeting rooms or other purposes, or because of unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment will be installed and maintained by Landlord at Tenant's sole cost and expense, but only to the extent that the same are compatible with the Building and its mechanical systems. All equipment installed pursuant to the preceding sentence shall be the sole property of Landlord. Tenant agrees to cooperate with Landlord and to abide by all reasonable Building regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of any air-conditioning systems and in order to maximize the effect thereof and to conserve air-conditioning.

5.2.6 Energy Conservation. Notwithstanding anything to the contrary in this Section or otherwise in this Lease, Landlord may institute such policies, programs and measures as may be appropriate for the conservation of energy or energy services, or as may be required to comply with applicable codes, rules, regulations or standards.
                            				       -80-
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
5.3 Interruptions. Landlord shall not be liable to Tenant in damages or by reduction of rent or otherwise by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents or employees entering the Premises for any of the purposes authorized in this Lease or for repairing, altering or improving the Building in a manner reasonable in light of the circumstances, unless negligent in doing so. In case Landlord is prevented or delayed from making any repairs or replacements or furnishing any services or performing any other covenant or duty to be performed on Landlord's part by reason of any cause reasonably beyond Landlord's control, Landlord shall not be liable to Tenant therefor, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. If the heating or air conditioning systems shall fail and Landlord provides such services from other facilities within the Building, then Landlord and Tenant shall consult as to who shall pay the cost of such replacement services. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall give Tenant such notice as is practicable under the circumstances of the expected duration of such stoppage and will exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

5.4 Real Estate Taxes. Except as otherwise permitted under G.L. c. 59 T64, Landlord shall pay, on or before the date due, all real estate taxes on the Building and the appurtenant land so long as Tenant has made timely payment of all additional rent under Section 4.3.1.

ARTICLE VI
Insurance; Casualty; Taking

6.1.1 Public Liability Insurance. Tenant shall obtain and maintain throughout the Term comprehensive public liability insurance against all claims and demands for any injury to persons or property which may be claimed to have occurred on or in connection with the Premises, naming Landlord and, if requested, Landlord's mortgagees and other persons designated by Landlord as additional insureds, in an amount which shall, at the beginning of the Term, be at least equal to the amount set forth in Section 1.1, and from time to time during the Term shall be for such higher amount, if any, as directed by Landlord based on amounts customarily carried in the Boston metropolitan area with respect to property similar to and used for similar purposes as Tenant then is using the Premises. Such insurance shall provide that it will not be subject to cancellation, termination or change except after at least 30 days prior written notice to Landlord (and Landlord's mortgagees and such additional insureds).
The policy or policies, or a duly executed certificate or certificates for the same, shall be deposited with Landlord at the beginning of the Term, and renewals of such policies shall be so deposited not less than 30 days prior to the expiration of coverage.

6.1.2 Insurance By Landlord. (a) In the event Tenant breaches any covenant or fails to observe any condition set forth above in this Article VI, then without limiting any other right or remedy, and notwithstanding any other provision herein concerning notice and cure of defaults, Landlord may immediately and with five days notice to Tenant obtain such insurance, and Tenant shall pay the cost thereof and Landlord's expenses related thereto upon demand as additional rent.
                             			       -81-
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
(b) As part of Landlord's Operating Expenses, Landlord shall maintain physical damage insurance covering the Building shell, core, and Landlord's Work. Such insurance shall be written on an "all risks" of physical loss or damage basis for the full replacement cost of the covered items.

6.2 Waivers of Subrogation. To the extent reasonably obtainable, any insurance carried by either Landlord or Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Without limiting any other provisions of this Lease, each party hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance, to the extent only of the indemnification received thereunder.

6.3 Damage or Destruction of Premises. If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the following provisions of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and other laws and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds received and made available to Landlord by any mortgagee) to repair or cause to be repaired such damage, excluding any items installed or paid for by Tenant which Tenant is permitted to remove upon expiration (which items shall be Tenant's responsibility to repair.) However, if any act or neglect of Tenant or such person prevents Landlord or its mortgagees from collecting all insurance proceeds, then the cost of repairing the casualty damage shall be paid by Tenant except to the extent any insurance proceeds are actually received by Landlord or mortgagees (they being under no obligation to litigate their entitlement), and there shall be no abatement of rent.

If (i) all or any substantial part (meaning more than 25% of floor area or of insurable value) of the Premises is so damaged by fire or other casualty (whether or not insured) that substantial alteration, reconstruction or demolition of the Building shall in Landlord's sole discretion be appropriate and a substantial expenditure shall in Landlord's sole discretion be required to make the Premises habitable, or (ii) if any casualty occurs to the Premises during the second to last year of the Term and its repair will reasonably cost more than $750,000, or (iii) if any casualty occurs to the Premises during the last year of the Term and its repair will reasonably cost more than $500,000, then in any such case, this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate given to Tenant within six (6) months following adjustment of such casualty loss with the insurer, the effective termination date being not less than one hundred twenty (120) nor more than one hundred fifty (150) days thereafter.
In the case of clause (i) above, if a substantial expenditure is not required to make the Premises habitable, Landlord may nonetheless terminate this Lease if Landlord pays Tenant damages equal to the amount by which the then present value of the fair market rent for the Premises for the balance of the Term absent this Lease exceeds the then present value of the rent due under this Lease for the balance of the Term.
                            				       -82-
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
Tenant shall be entitled to a just abatement of Annual Base Rent (but not for additional rent on account of Landlord's Taxes and Operating Expenses) during the period of impaired use of the Premises, in no event, however, exceeding 12 months, provided that Landlord shall be entitled to maintain rent continuation insurance and include the premium therefor as part of Landlord's Operating Expenses. If any mortgagee refuses to permit insurance proceeds to be applied to replacement of the Premises, and neither Landlord nor such mortgagee has commenced such replacement within six (6) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord. Tenant's obligation to pay all rent and to perform and observe all other covenants and conditions of this Lease shall not be affected by any damage or casualty except as provided herein with respect to the area so damaged or taken, and the Term of this Lease and rent hereunder shall continue nonetheless.

6.4 Eminent Domain. In the event that all or any substantial part of the Premises or the Building (meaning in either case more than 25% of floor area) are taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof, of which Landlord shall give Tenant advance notice), then by notice given within three months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord's election 30 days after such notice, and rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any items installed or paid for by Tenant which Tenant is permitted or may be required to remove upon expiration) to a tenantable condition. In the event more than 25% of the rentable floor area of the Premises is taken (other than for temporary use) and such taking renders the Premises unsuitable for the continuing conduct of Tenant's business therein, then Tenant shall have the right to terminate this Lease within three months following such taking by 30 days written notice to Landlord. In the event some portion of rentable floor area is taken (other than for temporary use) and this Lease is not terminated, Annual Base Rent shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.
                            				       -83-
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
So long as Tenant is not then in breach of any material covenant or condition of this Lease, any specific damages which are expressly awarded to Tenant on account of its relocation expenses and rent if the Lease continues, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentences of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise; and Tenant irrevocably appoints Landlord as its attorney-in-fact with full power of substitution so to execute and deliver in Tenant's name, place and stead all such further instruments if Tenant shall fail to do so after ten (10) days notice.
	                            			       -84-
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
ARTICLE VII

Default

7.1 Events of Default. (a) If Tenant fails to pay Annual Base Rent or any additional rent or other sum or charge hereunder when due and such default continues for ten (10) days; or (b) if more than two notices of default are properly given in any twelve month period, or (c) if Tenant shall vacate or abandon all or substantially all of the Premises, or (d) if any assignment shall be made by Tenant (or any assignee, sublessee or guarantor of Tenant) for the benefit of creditors, or (e) if Tenant's leasehold interest shall be taken on execution or by other process of law, or (f) if a petition is filed by Tenant (or any assignee, sublessee or guarantor of Tenant) for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of any bankruptcy act then in force and effect, or (g) if an involuntary petition under the provisions of any bankruptcy act is filed against Tenant (or any assignee, sublessee or guarantor of Tenant) and such involuntary petition is not dismissed within sixty (60) days thereafter, or
(h) if Tenant (or any assignee, sublessee or guarantor of Tenant) shall be declared bankrupt or insolvent according to law, or (i) if a receiver, trustee or assignee shall be petitioned for and not contested by Tenant for the whole or any part of Tenant's (or such assignee's, sublessee's or guarantor's) property, or if a receiver, trustee or assignee shall be appointed over Tenant's (or such other person's) objection and not be removed within sixty (60) days thereafter, or (j) if any representation or warranty made by Tenant shall be untrue in any material respect, or (k) if Tenant fails to perform any other covenant, agreement or condition hereunder and such default continues for thirty
(30) days after notice (provided, however, that such thirty (30) day period shall be reasonably extended in the case of non-monetary default if the matter complained of can be cured, but the cure cannot be completed within such period and Tenant begins promptly to cure within such period and thereafter diligently completes the cure; if such matters cannot be cured then there shall be no cure period), then, and in any such case, Landlord and its agents and employees lawfully may, in addition to and not in derogation of any remedies for any preceding breach, immediately or at any time thereafter, without demand or notice and with or without process of law, enter into and upon the Premises or any part thereof in the name of the whole, or mail or deliver a notice of termination of the Term addressed to Tenant at the Premises and thereby terminate this Lease and repossess the same as of Landlord's former estate.
Upon such entry or mailing or delivery, as the case may be, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord under this Lease shall immediately cease, and Landlord may expel Tenant and all persons claiming by, through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants; and Tenant hereby waives to the extent permitted by law all statutory and equitable rights to its leasehold (including without limitation rights in the nature of further cure or of redemption, if any). Landlord may, with notice, store Tenant's effects (and those of any person claiming by, through or under Tenant) at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or auctions or at private sale or sales after seven (7) days notice to Tenant (which notice Tenant agrees is reasonable) and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. If any payment of Annual Base Rent, additional rent, or other payment due from
                             				       -85-
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
Tenant to Landlord is not paid when due, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to 3% of the amount in question plus interest on the amount in question from 30 days after the date due at the rate of three percent (3%) per annum above the rate of interest announced by State Street Bank and Trust Company from time to time as its prime rate; provided interest shall never exceed the maximum rate permitted under applicable law. Such late charge will be due upon demand as additional rent.

Landlord's expenses incurred with respect to Landlord's Work and the like (collectively "Tenant Inducements"), if any, have been agreed to by Landlord as inducements for Tenant faithfully to perform all of its obligations. For all purposes, upon the occurrence of any default and the lapse of the applicable cure period, if any, any Tenant Inducements shall be deemed void as of the date hereof as though such had never been included, and the aggregate amounts (or value) thereof will be deemed to be additional rent then immediately due. The foregoing will occur automatically without any further notice by Landlord, whether or not the Term is then or thereafter terminated and whether or not Tenant thereafter corrects such default.

7.2  Remedies for Default.

(a) Reletting Expenses Damages. If this Lease is terminated for default, then Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord's reasonable costs and expenses related thereto or in collecting amounts due hereunder, including attorneys fees, and all of Landlord's reasonable expenses in connection with such reletting, including without limitation, tenant inducements, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like ("Reletting Expenses"). It is agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant such tenant inducements as Landlord in its sole judgment considers advisable given the then current market conditions, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole discretion considers advisable, and no action of Landlord in accordance with the foregoing nor any failure to relet or to collect rent under any reletting shall operate or be construed to release or reduce Tenant's liability. Landlord's Reletting Expenses together with all sums otherwise provided for in this Lease, whether incurred prior to or after such termination, shall be due and payable immediately from time to time upon notice from Landlord.

(b) Termination Damages. If this Lease is terminated for default, then unless and until Landlord elects lump sum damages described in (c) below Tenant covenants, as an additional cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence Tenant shall be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all sums provided for in this Lease to be paid by Tenant and not then paid.

(c) Lump Sum Damages. If this Lease is terminated for default, then Tenant covenants, in lieu of the damage remedy set forth in paragraph (b) (which calls for continued payments by Tenant over the balance of the Term), to pay forth-with to Landlord at Landlord's election made by written notice to Tenant at any time after termination, a single lump sum payment equal to the sum of (i) all sums provided for in this Lease to be paid by Tenant and not then paid at the time of such election, plus (ii) the excess of all of the rent reserved for the residue of the Term (with additional rent on account of Operating Expenses deemed to increase 10% in each year on a compounding basis) over all of the rent which is actually received on account of the Premises during such period, which rent from reletting shall be reduced by Landlord's Reletting Expenses described above.

7.3 Remedies Cumulative. Any and all rights and remedies Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.
Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when and governing the proceedings in which the damages are to be proved, whether such amount be greater, equal to, or less than the amount of the loss or damages referred to in the preceding Section.

7.4 Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition, or any waiver by Landlord of the breach of any covenant or condition, shall not in any way be held or construed to operate so as to impair the continuing obligation of such covenant or condition, or otherwise operate to permit other similar acts or omissions. No breach shall be deemed to have been waived unless and until such waiver be in writing and signed by Landlord. The failure of Landlord to seek redress for violation of or insist upon the strict performance of any covenant or condition of this Lease, or the receipt by Landlord of rent with knowledge of any violation, shall not be deemed a consent to or waiver of such violation, nor shall it prevent a subsequent act, which would otherwise constitute a violation, from in fact being a violation.

7.5 No Accord and Satisfaction; No Surrender. No acceptance by Landlord of a lesser sum than the Annual Base Rent, additional rent or any other sum or charge then due shall be deemed to be other than on account of the earliest installment of such rent, sum or charge due; nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or Payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other right or remedy available to it. The delivery of keys (or any similar act) to Landlord or any agent or employee of Landlord shall not operate as a termination of this lease or an acceptance of a surrender of the Premises.

7.6 Waiver of Jury. Landlord and Tenant hereby waive trial by jury in any summary proceeding in any emergency or other statutory remedy, or in any action based, in whole or in part, on non-payment of rent; and Tenant further agrees that it shall not interpose any counterclaim or set-off in any such proceeding.

7.7 Landlord's Curing and Enforcement. If Tenant shall neglect or fail to perform or observe any covenant or condition of this Lease not involving the payment of money to Landlord and shall not cure such default within the applicable cure period, Landlord may, at its option, without waiving any claim for breach, at any time thereafter cure such default for the account of Tenant, and any amount paid or any liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant shall reimburse Landlord therefor, together with an administrative charge of fifteen (15%) per cent of the amount thereof, on demand as additional rent; and Tenant shall further indemnify and save Landlord harmless in the manner elsewhere provided in this Lease in connection with all of Landlord's actions in effecting any such cure unless caused by Landlord's negligence. Notwithstanding any other provision herein concerning cure periods, Landlord may cure any default for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances (including telephone notice) if the curing of such default prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or other improvements or possible injury to persons, or to protect Landlord's interest in its property or the Premises. Tenant shall pay to Landlord on demand as additional rent all of the costs and expenses of Landlord, including such administrative charge and reasonable attorneys' fees, incurred in enforcing any covenant or condition of this Lease. Without limiting any of its other rights or remedies, any sum due hereunder shall, if not paid when due, be subject to the late charge set forth in Paragraph 7.1.

7.8 Landlord's Default. In no event shall Landlord be in default unless notice thereof has been given to Landlord (and all mortgagees of which Tenant has notice) and Landlord (or any such mortgagee at its sole discretion) fails to perform within 30 days (provided, however, that such 30 day period shall be reasonably extended if such performance begins within such period and thereafter is diligently pursued, or if such mortgagee notifies Tenant within such period that it intends to cure on behalf of Landlord and thereafter begins and diligently pursues curing with reasonable promptness).

ARTICLE VIII

Miscellaneous Provisions

8.1 Notice from One Party to the Other. All notices required or permitted hereunder shall be in writing and shall be deemed duly served if mailed by certified mail, postage prepaid, addressed, if to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. If requested, Tenant shall send copies of all such notices in like manner to Landlord's mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly served on the second business day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted.

8.2 Quiet Enjoyment. Landlord agrees that upon Tenant's paying all rent and performing and observing all covenants, conditions and other provisions on its part to be performed and observed, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term without disturbance by Landlord or anyone claiming by, through or under it, subject always to the terms of this Lease, provisions of law, and rights or interests of record to which this Lease may be or become subject and subordinate.

8.3 Limitation of Landlord's Liability. Landlord shall be liable only for breaches of Landlord's obligations occurring while Landlord is owner of the fee of which the Premises are a part (provided, however, that if Landlord shall ever sell and lease-back such fee, or the ground thereof or the improvements thereon, then "fee" shall, in such event, be deemed to mean Landlord's leasehold interest). Tenant (and all persons claiming by, through or under Tenant) agrees to look solely to Landlord's interest from time to time in the fee of which the Premises are a part for satisfaction of any claim or recovery of any judgment from Landlord; it being agreed that neither Landlord nor any trustee, beneficiary, partner, agent or employee of Landlord shall ever be personally or individually liable for any claim or judgment, or otherwise, to Tenant (or such persons). In no event shall Landlord ever be liable to Tenant (or such persons) for indirect or consequential damages; nor shall Landlord ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of its interest in the fee of which the Premises are a part.

8.4 Excusable Delay. In any case where either party hereto is required to do any act (other than the payment of Annual Base Rent, additional rent or any other sum or charge, including without limitation ascertaining the dates when such rental payments are payable), delays caused by or resulting from war, civil commotion, fire, flood or other casualty, labor difficulties, shortages or other unavailability of labor, materials, equipment, energy or utility services, unusually severe weather, or other like causes beyond such party's reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be a fixed date, a fixed time or "a reasonable time," and such time shall be deemed to be extended by the period of such delay.

8.5 Applicable Law and Construction. This Lease may be executed in counterpart copies and shall be governed by and construed as a sealed instrument in accordance with the laws of The Commonwealth of Massachusetts. If any provision shall to any extent be invalid, the remainder of this Lease shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior dealings between them with respect thereto. There are no oral agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party's approval or consent is required by its terms not to be unreasonably withheld, such approval or consent may be withheld in the party's sole discretion. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional, time always being of the essence to any options; and if Tenant purports to condition the exercise of any option or vary its terms in any manner, then the purported exercise will be ineffective. This Lease and all consents, notices and other related instruments may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that reproductions will be admissible in evidence to the same extent as the original itself in and judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and further reproduction will likewise be admissible. The titles of the several Articles and Sections are for convenience only, and shall not be considered a part hereof. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant.

8.6 Successors and Assigns. Except as herein provided otherwise, the agreements and conditions in this Lease contained on the part of Landlord to be performed and observed shall be binding upon Landlord and its legal representatives, successors and assigns, and shall inure to the benefit of Tenant and its legal representatives, successors and assigns; and the agreements and conditions on the part of Tenant to be performed and observed shall be binding upon Tenant (and any guarantor of Tenant) and Tenant's legal representatives, successors and assigns and shall inure to the benefit of Landlord and its legal representatives, successors and assigns.

8.7 Relationship of the Parties. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers; it being understood and agreed that neither the manner of fixing rent, nor any other provision of this Lease, nor any act of the parties, shall ever be deemed to create any relationship between them other than the relationship of landlord and tenant.

8.8 Estoppel Certificate. Within one week of either party's request, Landlord and Tenant agree, in favor of the other, to execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications), and the amount and dates to which the Annual Base Rent (and additional rent and all other charges) have been paid and any other information reasonably requested, including without limitation Landlord's designation of the Purchase Lot under
Section 2.6. Both parties intend and agree that any such statement may be relied upon by any prospective purchaser, mortgagee, or other person to whom the same is delivered. Tenant acknowledges that prompt execution and delivery of such statements, and all instruments referred to in Article X, constitute essential requirements of any financings or sales by Landlord, and Tenant will indemnify Landlord in the manner elsewhere provided against all costs and damages (including consequential damages directly or indirectly resulting from Tenant's failure to comply herewith (notwithstanding any grace period) or Landlord's right to execute the same on Tenant's behalf.

8.9 Notice of Lease. Neither party shall record this Lease, but each party will, upon request of the other, execute a recordable notice of lease in a form reasonably approved by Landlord and, upon termination for whatever reason, a like notice of termination of lease; and Tenant irrevocably appoints Landlord as its attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver a notice of termination of lease in Tenant's name, place and stead if Tenant fails so to do with five (5) days of any request.

8.10 Construction on Adjacent Premises. Landlord shall have the right, in connection with any development adjacent to the Building or elsewhere within the Park, to grant easements through the Building and the appurtenant parking for access and egress to and from such development and for the installation, maintenance, repair, replacement or relocation of utilities serving such development and/or the Premises and for the installation, removal, maintenance, repair and replacement of windows and walkways related to such development.
Such right shall include the right to grant such easements through the Premises, provided that installations, replacements or relocations of utilities in the Premises shall, as far as practicable, be placed above ceiling surfaces, below floor surfaces or within perimeter walls. Notwithstanding anything herein to the contrary, this Lease shall be subject and subordinate to any easements so granted. (Such subordination shall be self-operative, but in confirmation thereof Tenant shall execute and deliver whatever instruments may be required to acknowledge such subordination in recordable form, and if Tenant fails to do so within 10 days after demand, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to do so in Tenant's name.) Landlord and its agents, employees, licensees and contractors shall also have the right during any construction period for any such development to enter the Premises to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Premises and Building; to erect scaffolding and protective barricades around the Premises or in other locations within or adjacent to the Building; and to do any other act necessary for the safety of the Premises or Building or the expeditious completion of such construction. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section unless resulting from a breach of the provisions of this Section 8.10. Landlord shall give Tenant reasonable advance notice of any work pursuant to this
Section in or about the Premises and Landlord shall use reasonable efforts so as not to interfere unreasonably with the conduct of Tenant's business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from such work, consistent with accepted construction practice. It is not intended that the exercise of such rights will result in any substantial permanent reduction in the floor area of the Premises, but if any act by Landlord pursuant to this Section results in a permanent reduction in the floor area of the Premises, Tenant shall be entitled to a proportional abatement of Annual Base Rent and additional rent. Landlord shall give Tenant reasonable advance notice of the construction in the Park of any new buildings or any addition to an existing building to be undertaken by Landlord or an affiliate of Landlord. Notwithstanding anything to the contrary in this
Section 8.10 or elsewhere in this Lease, neither Landlord nor any affiliate of Landlord nor any successor in title shall construct any new building or any addition to an existing building in the area between the Building and Lake Quannapowitt.

8.11 Tenant as Business Entity. If Tenant is a business entity, then Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, or (iv) will not result in the imposition of any lien or charge on any of Tenant's property, except by the provisions of this Lease;
and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms.

ARTICLE IX

9.1 Brokers. Tenant and Landlord each represent and warrant to the other that it has not dealt with any broker (other than Landlord's Agent and the persons identified as the Broker in Section 1.1) in connection with this Lease or the Premises and each agrees to indemnify and save harmless the other from all loss, claim, damage, cost or expense (including reasonable attorneys' fees) arising from any breach of this representation and warranty. This warranty and representation shall survive the Term or any early termination of this Lease. The fees of Landlord's Agent and any Broker named in Section 1.1 will be paid by Landlord.

ARTICLE X

Landlord's Financing

10.1 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to the present or future lien of any first mortgage, (and at Landlord's election, to the lien of any subordinate mortgage or mortgages) and to the rights of any lessor under any ground or improvements lease of the Premises (collectively referred to in this Lease as a "mortgage" and the holder or lessor thereof from time to time as a "mortgagee"), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided however, that with respect to future liens, the mortgagee of any mortgage hereafter granted executes and delivers to Tenant an agreement in which the mortgagee agrees that Tenant shall not be disturbed in its possession upon Tenant's attornment to such mortgagee as Landlord and performance of its Lease covenants (both of which conditions Tenant agrees with all mortgagees to perform). Landlord shall use reasonable efforts to obtain such a nondisturbance agreement from the present mortgagee of the Building. Tenant agrees that any mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgage (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord's equity of redemption (or terminates in the case of a ground or improvements lease), no mortgagee shall be liable for failure to perform any of Landlord's obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord's interest and then only as limited herein). No mortgagee shall be bound by any payment of rent more than one month in advance. Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee; and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than 30 days (to be reasonably extended in the same manner Landlord's 30 day cure period is to be extended) following Landlord's cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person which may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises.

10.2 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person as collateral security for a loan, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but the assignee shall be responsible only for non-performance of Landlord's obligations which occur after it succeeds to and only while it holds Landlord's interest in the Premises.

10.3 Other Instruments. The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Article (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee in furtherance of the foregoing, and further agrees that its failure to do so within 10 days after written demand shall be subject to the monetary default provisions of this Lease.

WITNESS the execution hereof under seal as of the date first set forth above.


TENANT:  BOSTON TECHNOLOGY, INC.


By:    /s/ Del Wnorowski
       _________________________________



LANDLORD:       WBAM LIMITED PARTNERSHIP

		By:     WBAM, Inc., its sole general partner



By:     /s/ Robert Beal
       	__________________________________
       	Vice President


By:     __________________________________
       	Assistant Treasurer

Appendix A1

Description of Premises

Lot 6 as shown on that certain plan of land entitled "Plan of Land in Wakefield, MA (Middlesex County), being a subdivision of Lot 4 on LC Plan 25969-C", prepared by Beals and Thomas, Inc. and dated April 9, 1996 (attached hereto as Appendix A2).

Appendix A2

(attached)

Appendix A3

Description of Purchase Lot

Lot 5 as shown on that certain plan of land entitled "Plan of Land in Wakefield, MA (Middlesex County), being a subdivision of Lot 4 on LC Plan 25969-C", prepared by Beals and Thomas, Inc. and dated April 9, 1996 (attached hereto as Appendix A2).

Appendix B

Cleaning Specifications

GENERAL CLEANING SERVICES (throughout the Premises, including office, assembly and testing areas, conference rooms and cafeteria corridors)

NIGHTLY OFFICES (Monday through Friday, inclusive, Holidays excepted)

1. Empty and damp clean ashtrays
2. Empty waste baskets and remove trash
3. Vacuum all carpeting
4. Spot clean doors, walls and light switches, entrance door and glass

WEEKLY OFFICES

1. Dust and wipe clean all office furniture, woodwork and basewalls
2. Vacuum all carpet edges

MONTHLY OFFICE

1. Dust all window blinds
2. Dust tops of all files
3. Dust all ceiling diffusers

NIGHTLY LAVATORIES

1. Wash toilet seats, bowls, urinals and basins with approved germicidal detergent
2. Sweep and wash floor with approved germicidal detergent
3. Clean all mirrors, shelves and bright work, etc. including flushometer and receptacles
4. Spot clean doors, partitions and walls
5. Dust window sills
6. Remove wastepaper
7. Refill tissue holders, soap dispensers and towel dispensers

*SUPPLIES TO BE FURNISHED BY OWNER

MONTHLY LAVATORIES

1. Wash all partitions and walls
2. Clean all exhaust fan grills

QUARTERLY LAVATORIES

1. Machine scrub all flooring

NIGHTLY STAIRWELL AND CORRIDORS

1. Vacuum all carpeting
2. Sweep and damp mop all flooring
3. Dust all railings, edges and window sills
4. Empty and clean all ashtrays
5. Spot wash all walls
6. Wash basement stairs and corridor

WEEKLY STAIRWELL AND CORRIDORS

1. Wash all stairs
2. Corner vacuum all carpeting

NIGHTLY LOBBY

1. Vacuum all carpet
2. Vacuum at all entrance doors
3. Wet mop rear entrance lobby floor
4. Empty and clean ashtrays
5. Spot clean walls and base
6. Clean all entrance glass and doors
7. Sweep all entrance steps

WEEKLY LOBBY

1. Dust directory and plaques

NIGHTLY ELEVATORS AND ESCALATORS

1. Vacuum carpets
2. Clean walls
3. Clean stainless steel in and outside of elevators with approved cleaner
4. Remove trash from ceiling grill

WEEKLY ELEVATORS

1. Vacuum all elevator tracks
2. Dust ceiling fans

MONTHLY ELEVATORS

1. Dust ceiling grills

SNOW REMOVAL

1. After a 2" snowfall, the snow will be removed from walkways, driveways, parking areas and steps.
2. In cases of ice storms or other icy conditions, sand or other de-icing material shall be applied as necessary to walkways, driveways, parking areas and steps.

BI-YEARLY

1. Windows will be cleaned twice a year.

APPENDIX C

Landlord's Work

C1.     Improvement Plans.  The Design Documents listed in Schedule 1 to this
Appendix C describe the improvements which Landlord will cause to be constructed as Landlord's Work. Landlord will, at Landlord's cost, cause an architect or engineer to prepare further drawings and specifications based upon the Design Documents. As prints of any such drawings and specifications are available they will be provided to Tenant for its approval, which shall not be unreasonably withheld or delayed so long as the successive drawings and specifications are based upon and elaborate concepts set forth in previously approved drawings and specifications (including the Design Documents). If Tenant does not disapprove any submission based on the foregoing standard within two business days following receipt, in each case notifying Landlord in reasonable detail of the respects in which the drawings and specifications are disapproved (and the modifications which if made would result in approval), then the submission in question shall be deemed to be approved. Landlord may make changes in approved drawings and specifications so long as the same are based upon and elaborate concepts set forth in drawings and specifications previously approved at an earlier stage in development of the design; all such material changes shall be subject to approval in the above manner by Tenant. (Landlord may also make changes during the course of construction by issuing so-called change orders without such approval so long as no change order materially alters the scope of work set forth in previously approved drawings and specifications; and if the scope of work is materially altered then the change order shall be subject to Tenant's approval in the above manner). The approved plans and specifications existing from time to time including all changes are referred to as the "Improvement Plans".

C2.     Tenant Space Change Orders and Finish Work.  In accordance with reasonable procedures established by Landlord, through timely written requests to Landlord ("Tenant Space Change Orders") and at Tenant's cost, Tenant may request that Landlord cause the contractor to perform additional work ("Tenant Change Work"). In no event shall such Tenant Space Change Orders include (nor will Landlord be obliged to request that its contractor perform) work not customarily performed by Massachusetts construction trades, items in the nature of furniture, trade or business fixtures, equipment or decorations, work which is incompatible with the design, quality equipment or systems shown on the Improvement Plans, or work which would delay the orderly or efficient construction of Landlord's Work or prevent Landlord from complying with the terms of any mortgage, code or law. In all events Tenant shall be solely responsible for paying such contractor all costs thereof; and Tenant will indemnify and hold Landlord harmless in the manner elsewhere provided in the Lease from any cost or liability on account of Tenant Change Work.

C3.     Punchlist Procedure.  On or before the actual date of substantial completion (as specified by prior notice from Landlord to Tenant), or the date Tenant occupies all or any part of the Premises for its business if earlier, Tenant shall cause its representative to be present with a representative of Landlord and Landlord's contractor to walk the Premises for the purpose of arriving at the final punchlist. Landlord shall prepare a draft punchlist, noting any items contested by Tenant, for Tenant's approval (including deemed approval) in same manner as provided above with respect to approval of drawings and specifications ("Final Punchlist"). Items shall not be added to the Final Punchlist by Tenant after it is approved by Tenant. With respect to items on the Final Punchlist not in dispute, Landlord shall cause its contractor to complete such items in a diligent manner during regular business hours, but in a manner which will seek to minimize interference with Tenant's use.

C4.     Landscaping.  Landlord will, at Landlord's cost, landscape the grounds of the Premises in a manner comparable to and consistent with the current landscaping on the developed portion of the Park.
                                       -99-